Letter Agreement

July 1, 2011

Ms. Sandra Cavanaugh

President and Chief Executive Officer

Russell Fund. Services Company 1301

Second Avenue, 18th Floor Seattle,

Washington 98101

Re: Amended and Restated Administrative Agreement - Section 6.A Manager Compensation

This letter agreement amends the Amended and Restated Administrative Agreement (the “Agreement”) dated January 1, 2008 between Russell Investment Funds (“RIF”) and Russell Fund Services Company (“RFSC” or the “Manager”). RIF and RFSC desire to amend and restate Section 6.A of the Agreement as follows:

6. Compensation of the Manager.

A.

As consideration for the Manager’s services to the Sub-Trusts, the Manager shall receive from each of the Sub-Trusts an annual management fee, accrued daily at the rate of 11365th of the applicable management fee and payable on the last day of each month, of the following percentages of each Sub-Trust’s average daily net assets during the month, based on the following fee schedule:

Fee Schedule*

Category 1

Fee in Basis Points	Minimum AUM	Maximum AUM
5.00	$0.0	$2.5
4.75	$2.5	$5.0
4.50	$5.0	$7.5
4.25	$7.5	$10.0
4.00	$10.0	$12.5
3.75	$12.5	$15.0
3.50	$15.0	$15.0+
Category 2
5.00	$0.0	$5.0
4.75	$5.0	$10.0
4.50	$10.0	$15.0
4.25	$15.0	$20.0
4.00	$20.0	$25.0
3.75	$25.0	$30.0
3.50	$30.0	$30.0+
Category 3
0.00	All Asset Levels	All Asset Levels
*Dollar amounts for breakpoints in billions of USD.

Category 1 consists of the following Sub-Trusts:

Russell Moderate Strategy Fund

Russell Balanced Strategy Fund

Russell Growth Strategy Fund

Russell Equity Growth Strategy Fund

Russell Multi-Style Equity Fund

Russell Aggressive Equity Fund

Category 2 consists of the following Sub-Trusts:

Russell Real Estate Securities Fund

Russell Non-U.S. Fund

Russell Core Bond Fund.

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT FUNDS

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL FUND SERIVES COMPANY

By:	/s/ Sandra Cavanaugh
Sandra Cavanaugh
President and Chief Executive Officer